Exhibit 99.1

Transocean Ltd. Investor Relations and Communications Dept.

Analyst Contacts:	Thad Vayda	News Release
+1 713-232-7551

Diane Vento
+1 713-232-8015

Media Contact:	Guy A. Cantwell	FOR RELEASE: January 3, 2013
+1 713-232-7647

Agreement Reached with the U.S. Department of Justice on

 Deepwater Horizon Claims

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced that it has reached an agreement with the U.S. Department of Justice to resolve certain outstanding civil and potential criminal claims against the company arising from the April 20, 2010, accident involving the Deepwater Horizon in the Gulf of Mexico.

As part of this resolution, a Transocean subsidiary has agreed to plead guilty to one misdemeanor violation of the Clean Water Act (CWA) for negligent discharge of oil into the Gulf of Mexico and pay $1.4 billion in fines, recoveries and penalties, excluding interest.  This resolution will result in the Department of Justice concluding its criminal investigation of Transocean and settling its claims for civil penalties against the company relating to the spill from BP’s Macondo well.  The company intends to satisfy its payment obligations over a period of five years, using cash on hand and cash flow from operations.  At September 30, 2012, Transocean had accrued an estimated loss contingency of $1.5 billion associated with claims made by the Department of Justice.

These important agreements, which the company believes to be in the best interest of its shareholders and employees, remove much of the uncertainty associated with the accident.  This is a positive step forward, but it is also a time to reflect on the 11 men who lost their lives aboard the Deepwater Horizon.  Their families continue to be in the thoughts and prayers of all of us at Transocean.

Terms of the Agreement

A Transocean subsidiary has agreed to plead guilty to a single misdemeanor violation of the CWA for negligent discharge of oil into the Gulf of Mexico.  This violation pertains to well monitoring in connection with specific operations during the temporary abandonment procedure on April 20, 2010.  Pursuant to the agreement, Transocean will pay a fine in the amount of $100 million within 60 days of this agreement receiving U.S. federal court approval.  The Transocean subsidiary will also be subject to a statutory-maximum term of five years of probation.

Additionally, Transocean will pay $150 million to the National Academy of Sciences (NAS) over a five-year period, and $150 million to the National Fish and Wildlife Foundation (NFWF) over a three-year period.  The funds paid to the NAS will be for the purposes of oil spill prevention and response in the Gulf of Mexico; funds paid to the NFWF will be directed to natural resource restoration projects and coastal habitat restoration, including restoration of the barrier islands off the coast of Louisiana and diversion projects on the Mississippi and Atchafalaya Rivers.

To address the government’s pending civil claims, Transocean has agreed to pay $1 billion in CWA civil penalties over a period of three years.  Additionally, the company has agreed to implement certain measures to prevent a recurrence of an uncontrolled discharge of hydrocarbons.  Transocean has agreed to consult with the United States in preparing a performance plan for these improvement measures, which must be submitted for the government’s approval within 120 days of this agreement taking effect.

Any potential claims associated with the Natural Resources Damage Assessment (NRDA) process are excluded from the agreement with the Department of Justice. However, the district court previously held that Transocean is not liable under the Oil Pollution Act for damages caused by subsurface discharge from the Macondo well.  Assuming that this ruling is upheld on appeal, Transocean’s NRDA liability would be limited to any such damages arising from the above-surface discharge.

The Department of Justice has agreed that it will not pursue further prosecution of Transocean Ltd. and certain of its subsidiaries for any conduct regarding any matters under investigation by the Deepwater Horizon Task Force relating to or arising out of the Macondo well blowout, explosion, spill or response.  Transocean has agreed to continue to cooperate with the Deepwater Horizon Task Force in any ongoing investigation related to or arising from the accident.  The civil and criminal agreements are subject to court approval and, in the case of the civil agreement, public notice and comment.

Timing of Payments

Pursuant to the agreements, Transocean will pay fines, penalties and recoveries totaling $1.4 billion over a five-year period according to the following schedule:

•                  2013 - payments totaling $560 million

•                  2014 - payments totaling $460 million

•                  2015 - payments totaling $260 million

•                  2016 - payments totaling $60 million

•                  2017 - payments totaling $60 million

In addition, civil penalties will bear interest from the date that the consent decree is lodged with the court.  Neither settlement payments nor accrued interest are deductible for tax purposes.

Forward Looking Statements

The statements made in this press release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements addressing activities, events or developments that Transocean expects, believes or anticipates will or may occur, including but not limited to, the final disposition of the settlement agreement(s) with the Department of Justice, sources of funds and potential for future indemnities or claims and submission and approval of the performance plan, are forward-looking statements. These forward-looking statements are based on certain assumptions made by Transocean in reliance on current conditions, expected future developments and other factors Transocean believes are appropriate under the circumstances. Such statements are inherently uncertain and are subject to numerous risks, uncertainties and assumptions, many of which are beyond the Transocean’s control, including court approval of the criminal plea agreement and the civil consent decree, public comment on the consent decree, actions by the court or the Department of Justice and other governmental agencies or bodies, availability of financing, actions by financing sources, compliance with the consent decree and the plea agreement and factors described further in Transocean’s most recently filed Form 10-K, in Transocean’s Forms 10-Q for subsequent periods, and in Transocean’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov.   Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Transocean’s actual results and plans could differ materially from those implied or expressed by any forward-looking statement. Each forward-looking statement speaks only as of the date of the particular statement, and Transocean undertakes no obligation to publicly update or revise any forward looking statements, except as required by law.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 82 mobile offshore drilling units consisting of 48 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment drilling rigs), 25 Midwater Floaters and nine High-Specification Jackups. In addition, we have six Ultra-Deepwater Drillships and three High-Specification Jackups under construction.

For more information about Transocean, please visit the website www.deepwater.com.